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                                  Exhibit 4(ii)




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                 COMMITTED MASTER REPURCHASE AGREEMENT GOVERNING
                PURCHASES AND SALES OF PARTICIPATION CERTIFICATES


                                                    Dated as of January 23, 1995



Between:

GERMAN AMERICAN CAPITAL CORPORATION, AS BUYER

               and

CRIIMI MAE INC., AS SELLER





1.   APPLICABILITY

     From time to time the parties hereto may enter into transactions in which CRIIMI MAE Inc. ("SELLER"), agrees to transfer to German American Capital Corporation ("BUYER") Participation Certificates against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Participation Certificates at a date certain until April 1, 1996 or on demand, as specified in the Confirmation, against the transfer of funds by Seller, PROVIDED, HOWEVER, that Buyer may, in its sole discretion, elect to terminate this Agreement and all outstanding Transactions hereunder on April 2, 1995, PROVIDED FURTHER, HOWEVER, that if Buyer so elects, it shall, following such termination, enter into a Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates for a period of 364 days following the date of such termination. Each such transaction shall be referred to herein as a "TRANSACTION" and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing.


2.   DEFINITIONS

     "ACT OF INSOLVENCY" means, with respect to any party, (i) and its Affiliates, the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) seeking the appointment of a receiver, trustee, custodian or

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     similar official for such party or an Affiliate or any substantial part of the property of either, (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors, (v) the admission by such party or an Affiliate of such party's or such Affiliate's inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

     "ADDITIONAL COLLATERAL" means Participation Certificates or cash provided by Seller to Buyer or its designee pursuant to Section 4(a).

     "AFFILIATE" means an affiliate of a party as such term is defined in the United States Bankruptcy Code in effect from time to time.

     "AGREEMENT" means this Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates, as amended from time to time.

     "BUSINESS DAY" means a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange, the Custodian or the banks in the State of Maryland are authorized or obligated by law or executive order to be closed.

     "BUYER" has the meaning specified in Section 1.

     "COLLATERAL" has the meaning specified in Section 6.

     "COLLATERAL AMOUNT" means, with respect to any Transaction, the amount obtained by application of the Collateral Amount Percentage to the Repurchase Price for such Transaction.

     "COLLATERAL AMOUNT PERCENTAGE" means the amount set forth in the Confirmation.

     "COLLATERAL DEFICIT" has the meaning specified in Section 4(a).

     "COLLATERAL EXCESS" has the meaning specified in Section 4(b).

     "COMMITMENT LETTER" means that certain commitment letter, dated as of January 19, 1995, from Buyer to Seller.

     "CONFIRMATION" has the meaning specified in Section 3(c).




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     "CONVERTED PC" means the pooling of one or more Underlying Mortgage Loans for the purpose of the issuance of a mortgage backed security guaranteed by GNMA.

     "CUSTODIAL AGREEMENT" means that certain custodial agreement, dated as of January 23, 1995, by and between, Buyer and The Bank of New York.

     "CUSTODIAL DELIVERY" means the form executed by the Seller in order to deliver the Original PCs to the Custodian pursuant to Section 7(d), a form of which is attached hereto as Exhibit II.

     "CUSTODIAN" means The Bank of New York, as custodian under the Custodial Agreement, or its successor in interest or assigns.

     "EVENT OF DEFAULT" has the meaning specified in Section 13.

     "EXCHANGED PCS" means any Participation Certificates that are exchanged for one or more Purchased PCs that represent beneficial interests in Underlying Mortgage Loans that are construction loans in accordance with Section 9(c) hereof.

     "FACILITY AMOUNT" means $180,000,000 (one hundred eighty million dollars) or such amount as agreed by Buyer and Seller, provided, however the Facility Amount shall be $198,000,000 (one hundred ninety-eight million dollars) for the first 90 days after the date hereof.

     "FHA" means the Federal Housing Administration, an agency within HUD.

     "GAAP" means Generally Accepted Accounting Principles.

     "GACC" means German American Capital Corporation.

     "GNMA" means the Government National Mortgage Association.

     "GNMA REPURCHASE AGREEMENT" means that certain Committed Master Repurchase Agreement, dated as of January 23, 1995, by and among German American Capital Corporation, and Seller.

     "HUD" means the United States Department of Housing and Urban Development.

     "INCOME" means, with respect to any Underlying Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

     "LATE PAYMENT FEE" has the meaning specified in Section 5(b).



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     "MARKET VALUE" means as of any date with respect to any  Purchased PC, the price at which such Purchased PC could readily be sold as determined in good faith by Buyer PROVIDED, HOWEVER, that in making such determination, Buyer shall not take into account (i) any Underlying Mortgage Loan that has been delinquent for at least ninety (90) days and for which all delinquent payments shall not have been advanced by the related Servicer or (ii) any Purchased PC with respect to which there is a breach of a representation, warranty or covenant made by Seller in this Agreement or the Custodial Agreement that materially adversely affects Buyer's interest in such Purchased PC and which breach has not been cured PROVIDED FURTHER, HOWEVER, that if Seller timely notifies Buyer in writing that it reasonably believes that the price determined in good faith by Buyer does not adequately reflect the price at which a Purchased PC could readily be sold, the "Market Value" of such Purchased PC shall be the average of the price determined by Buyer and two (2) written bids obtained by Seller, and timely delivered to Buyer, from two (2) of the secondary market participants set forth in Exhibit III attached hereto or any New York based affiliate of such participants, provided that Seller shall first contact Bear, Stearns & Co. and CS First Boston Corporation.

     "MAXIMUM FHA REPURCHASE AGREEMENT AMOUNT" means an amount not (i) greater than sixty-six percent (66%) for the first 90 days after the date hereof and (ii) greater than sixty percent (60%) thereafter of the then aggregate outstanding purchase price under this Agreement and the GNMA Repurchase Agreement, PROVIDED FURTHER, HOWEVER, that the "Maximum FHA Repurchase Agreement Amount" may be reduced or increased upon Seller's request and with consent of Buyer, in its sole discretion.

     "MINIMUM BALANCE" means the amount set forth in the Commitment Letter.

     "MORTGAGE" means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first or second lien on or first or second priority ownership interest in a fee or leasehold estate in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

     "MORTGAGE FILE CUSTODIAN" means The Bank of New York, as custodian under the Tri-party Custodial Agreement, or its successor in interest or assigns.

     "MORTGAGE NOTE" means a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

     "MORTGAGED PROPERTY" means the real property securing repayment of the debt evidenced by a Mortgage Note.

     "MORTGAGEE" means the record holder of a Mortgage Note secured by a Mortgage.

     "MORTGAGOR" means the obliger on a Mortgage Note and the grantor of the related Mortgage.



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     "ORIGINAL PC" means with respect to each Participation Certificate, an original participation certificate issued in the name of Seller, together with a document of assignment thereof, executed in blank.

     "PARTICIPATION CERTIFICATE" means a certificate evidencing that Seller is the registered owner of a (i) 100% undivided participating beneficial interest or (ii) certificate which is one of only two certificates which in the aggregate represent a 100% beneficial interest and the other certificate is owned by the originator of such interest, in each case in FHA-insured project mortgage loans pooled by the originator of such certificate.

     "PARTICIPATION CERTIFICATE SCHEDULE" means a schedule of Purchased PCs attached to each Confirmation and Custodial Delivery, setting forth the following information with respect to each Underlying Mortgage Loan: (i) the project name; (ii) the street address of the Mortgaged Property; (iii) FHA project number; (iv) the Mortgagor; (v) the Mortgagee; (vi) the original principal amount of the Mortgage; (vii) note interest rate; (viii) servicing fee rate; and (ix) the principal balance of the Underlying Mortgage Loan as of the close of business on the Purchase Date, after deduction of payments of principal due on or before the Purchase Date, whether or not collected. With respect to the Underlying Mortgage Loans in the aggregate, the Participation Certificate Schedule shall set forth the following information, as of the Purchase Date: (i) the number of Underlying Mortgage Loans; (ii) the current aggregate outstanding principal balance of the Underlying Mortgage Loans; (iii) the weighted average interest rate of the Underlying Mortgage Loans; and (iv) the weighted average remaining term to maturity of the Underlying Mortgage Loan.

     "PAYMENT DATE" has the meaning specified in Section 5(b).

     "PC MORTGAGE FILE" has the meaning specified in Annex A.

     "PERIODIC PAYMENT" has the meaning specified in Section 5(b).

     "PRICE DIFFERENTIAL" means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer pursuant to
     Section 5(b) with respect to such Transaction).

     "PRICING RATE" means the per annum percentage rate specified in the Confirmation for determination of the Price Differential.

     "PRIME RATE" means the rate of interest published by THE WALL STREET JOURNAL, northeast edition, as the "prime rate".





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     "PURCHASE DATE" means the date on which Purchased PCs are transferred by
     Seller to Buyer as specified in the Confirmation.

     "PURCHASE PRICE" means (i) on the Purchase Date, the price at which Purchased PCs are transferred by Seller to Buyer, and (ii) thereafter, such price decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 5, excluding any Late Payment Fees.

     "PURCHASED PCS" means the Participation Certificates sold by Seller to Buyer in a Transaction, any Additional Collateral, any Substituted PCs and any Exchanged PCs.

     "REGISTRATION LETTER" has the meaning and contents as specified in Section 7(e) and Section 12(g).

     "REPLACEMENT ASSETS" has the meaning specified in Section 14(b)(ii).

     "REPURCHASE DATE" means the date on which Seller is to repurchase the Purchased PCs from Buyer, as specified in the Confirmation, unless (i) the Transaction is terminable on demand, in which case "Repurchase Date" shall be the date on which such Transaction is terminated or (ii) the Seller notifies the Buyer of its intent to repurchase on a Reset Date and satisfies the requirements set forth in Section 3(f) hereof, in which case "Repurchase Date" shall be the Reset Date set forth in such notice.

     "REPURCHASE PRICE" means the price at which Purchased PCs are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

     "RESET DATE" means the FHA Reset Date set forth in the Commitment Letter as determined by the selected Pricing Rate.

     "SELLER" has the meaning specified in Section 1.

     "SERVICER" means any servicer of the Underlying Mortgage Loans.

     "SERVICING AGREEMENT" means the agreement pursuant to which (i) the Participation Certificate was issued, and (ii) the Servicer services the Underlying Mortgage Loan.

     "SERVICING RECORDS" means all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing of the Underlying Mortgage Loans.



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     "SUBSTITUTED PCS" means any Participation Certificates substituted for
     Purchased PCs in accordance with Section 9(a) hereof.

     "TRANSACTION" has the meaning specified in Section 1.

     "TRI-PARTY CUSTODIAL AGREEMENT" means that certain tri-party custodial agreement, dated as of January 23, 1995, by and among, Buyer, CRICO Mortgage Company, Inc., and The Bank of New York.

     "UNDERLYING MORTGAGE LOANS" means FHA-insured project mortgage loans represented by and underlying each Purchased PC.


3.   INITIATION; CONFIRMATION; TERMINATION

     (a) Simultaneous with the execution and delivery of this Agreement by Seller, Seller shall deliver to Buyer an opinion of counsel that this Agreement is a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy and insolvency, and that the Agreement does not and will not impact or adversely affect Seller's status as a "real estate investment trust."

     (b) It is the intent of Buyer and Seller that this Agreement be a committed facility, and that, subject to the terms and conditions of this Agreement, Buyer shall be obligated to purchase Participation Certificates upon Seller's advice of such Transaction as described in Section 3(c), PROVIDED, HOWEVER, that unless and until notified by Buyer in writing the aggregate Purchase Price of all Purchased PCs for all Transactions not then terminated shall not exceed the Maximum FHA Repurchase Agreement Amount.

     (c) Seller shall advise Buyer of each Transaction at least two (2) Business Days before the Purchase Date for such Transaction. Upon receiving such notice, Buyer shall promptly deliver to Seller and Custodian a written confirmation in the form of Exhibit I attached hereto (a "CONFIRMATION"). Such Confirmation shall describe the Purchased PCs, identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate applicable to the Transaction, and (v) may contain additional terms or conditions not inconsistent with this Agreement.

     (d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller no more than two (2) Business Days after the date the Confirmation was received by the Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by the Seller must state specifically that the writing is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Seller.



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     (e)  In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller by telephone or otherwise, no later than 10:00 a.m. on the Business Day prior to the day on which such termination will be effective.

     (f) Seller has the right in its sole discretion to repurchase Purchased PCs subject to a Transaction on a Reset Date prior to the Repurchase Date set forth on the applicable Confirmation, provided, Seller (i) must repurchase all of the Purchased PCs in connection with such Transaction and
     (ii) must notify Buyer in writing of such intent no later than five Business Days prior to the related Reset Date. Such notice shall set forth the Reset Date, the related Transaction and identify Purchased PCs to be repurchased on such Reset Date.

     (g) On the Repurchase Date, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased PCs (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to
     Section 5(a)) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Seller is obligated to obtain the Original PCs from the Custodian at Seller's expense on the Repurchase Date.




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4.   COLLATERAL AMOUNT MAINTENANCE

     (a) If at any time the aggregate Market Value of all Purchased PCs subject to all Transactions is less than the aggregate Collateral Amount for all such Transactions (a "COLLATERAL DEFICIT"), then Buyer may, by written notice to Seller, require Seller to transfer to the Custodian Participation Certificates reasonably acceptable to Buyer and/or cash ("ADDITIONAL COLLATERAL"), so that the cash and aggregate Market Value of the Purchased PCs, including any such Additional Collateral, will thereupon equal or exceed the aggregate Collateral Amount.

     (b) If at any time the aggregate Market Value of all Purchased PCs subject to all Transactions exceeds the aggregate Collateral Amount for all such Transactions (a "COLLATERAL EXCESS"), then Seller may, by written notice to Buyer, require Buyer in such Transactions to transfer to Seller or its designee Purchased PCs and/or cash so that the cash and aggregate Market Value of the Purchased PCs, after deduction of any such Participation Certificates and/or cash so transferred, will thereupon not exceed the aggregate Collateral Amount.

     (c) Notice required pursuant to subsections (a) or (b) above may be given by any means of telecopier or telegraphic transmission. A notice for the payment or delivery in respect of a Collateral Deficit or Collateral Excess, as the case may be, received before 1:00 p.m. on a Business Day, local time of the party receiving the notice, must be met not later than 5:00 p.m. (New York time) on the Business Day following the date on which notice was given. Any notice given on a Business Date after 1:00 p.m., local time of the party receiving the notice, shall be met not later than 5:00 p.m., (New York time) on the second Business Day following the date on which notice was given. The failure of Buyer or Seller, on any one or more occasions, to exercise its rights under subsections (a) or (b) of this Section, respectively, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer or Seller to do so at a later date. Buyer and Seller agree that a failure or delay to exercise its rights under subsections (a) or (b) of this Section shall not limit either party's rights under this Agreement or otherwise existing by law or in any way create additional rights for the other party.


5.   INCOME PAYMENTS

     (a) Where a particular Transaction's term extends over an Income payment date on the Purchased PCs subject to that Transaction such Income shall be the property of Buyer. Notwithstanding the foregoing, Buyer agrees that Servicer shall continue to remit Income to Seller unless and until an Event of Default by the Seller occurs, in which case Buyer may at its election direct Servicer to hold such Income in a segregated account for and on behalf of Buyer and/or to remit such Income directly to Buyer.

     (b) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased PCs, Seller shall pay to Buyer the accreted value of the







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     Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer)("PERIODIC PAYMENT") on the first Business Day of each calendar quarter (each, a "PAYMENT DATE"). If Seller fails to make the Periodic Payment by 5:00 p.m. (New York time) on the Business Day following the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Payment) a late payment fee of $100 per day (the "LATE PAYMENT FEE") until the Periodic Payment is received by Buyer.

     (c) Buyer shall offset against the Repurchase Price of each such Transaction all Income and payments actually received by Buyer pursuant to Sections 5(a) and (b), respectively, excluding any Late Payment Fees paid pursuant to Section 5(b).

6.   SECURITY INTEREST

     Buyer and Seller intend that the Transactions hereunder be sales to the Buyer of the Purchased PCs and not loans from the Buyer to the Seller secured by the Purchased PCs. However, in order to preserve the Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller's obligations to Buyer under this Agreement and the Transactions entered into pursuant to this Agreement, Seller grants Buyer a first priority security interest in the Purchased PCs, Servicing Agreements, Servicing Records, insurance relating to the Purchased PCs, Income, custodial accounts and escrow accounts relating to the Purchased PCs and any other contract rights, general intangibles and other assets relating to the Purchased PCs or any interest in the Purchased PCs, the servicing of the Purchased PCs, and securities backed by or representing an interest in such Purchased PCs (collectively, the "COLLATERAL").

7.   PAYMENT, TRANSFER AND CUSTODY

     (a) Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in immediately available funds.

     (b) Subject to Section 7(c), on the Purchase Date for each Transaction, ownership of the Purchased PCs shall be transferred to the Buyer against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation. Seller, simultaneously with the delivery to the Buyer of the Purchased PCs relating to each Transaction hereby sells, transfers, conveys and assigns to Buyer without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased PCs together with all right, title and interest in and to the proceeds of any related insurance policies.

     (c) Notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to purchase any Participation Certificates on any Purchase Date if, after such purchase:



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          (i)  an Event of Default by the Seller will have occurred and be continuing, or an Event of Default by the Seller would occur with notice or the passing of time;

          (ii) the Repurchase Date for such Transaction would be later than April 1, 1996; or

          (iii) the aggregate Purchase Price of all Purchased PCs for all Transactions not then terminated would exceed the Facility Amount.

     (d) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to the Custodian an Original PC for each of the Purchased PCs. In addition, with respect to each Purchased PC (i) under which CRICO Mortgage Company, Inc., the Seller, or any other Affiliate of the Seller, is the Mortgagee of the Underlying Mortgage Loan, or (ii) which at any time is serviced by the Seller, or any Affiliate of the Seller, the Seller shall cause to be delivered and released to the Mortgage File Custodian, on or before each Purchase Date (or in the event of (ii) above, on or before the date on which the Seller or any Affiliate of the Seller begins servicing the applicable Underlying Mortgage Loan), the PC Mortgage File.

     (e) With respect to each Original PC delivered or caused to be delivered by Seller to the Custodian pursuant to this Agreement, Seller shall execute irrevocable letters of instructions to each Servicer or Master Servicer of the Underlying Mortgage Loan, substantially in the form of Exhibit IV attached hereto (the "Registration Letter"), directing such Servicer or Master Servicer to continue making all payments of Income directly to Seller unless otherwise further notified by Buyer that an Event of Default under this Agreement has occurred, in which case Buyer may instruct such Servicer and Master Servicer to remit payments of Income to Buyer at the account so directed by Buyer.

     (f) The Original PCs delivered to Custodian shall be maintained in accordance with the Custodial Agreement. The Seller understands and agrees that the Custodian shall have no responsibility to the Seller, including without limitation any responsibility to keep the Seller informed of any changes in the status of such Original PCs or in the Buyer's instructions with respect thereto, except as explicitly set forth in the Custodial Agreement.

     (g) The PC Mortgage Files delivered to the Mortgage File Custodian shall be maintained in accordance with the Tri-party Custodial Agreement.

     (h) Any cash held by Buyer or its designee as Additional Collateral shall be deposited in an interest bearing account. The interest on such cash shall accrue for the benefit of Seller and shall be held by Buyer or its designee as Additional Collateral.





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8.   HYPOTHECATION OR PLEDGE OF PURCHASED PCS

     Title to all Purchased PCs shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased PCs. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased PCs or otherwise pledging, repledging, hypothecating, or rehypothecating the Purchased PCs, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased PCs to Seller pursuant to Section 3. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased PCs delivered to Buyer by Seller.

9.   SUBSTITUTION; RELEASE

     (a) Subject to Section 9(b), Seller may, upon fifteen (15) Business Days written notice to Buyer, substitute other Participation Certificates for any Purchased PCs, PROVIDED, HOWEVER, that the fifteen (15) Business Days written notice requirement shall not apply to any substitution made (i) with respect to any Purchased PC for which Seller receives written notice from Servicer that the Underlying Mortgage Loan is in default or will be prepaid, or (ii) for the purpose of satisfying a Collateral Deficit pursuant to Section 4(a). Such substitution shall be made by (i) the transfer to the Custodian of an Original PC, together with the Custodial Delivery, and (ii) the transfer to Seller or its designee of the Purchased PCs requested for release. With respect to substituted Participation Certificates under which CRICO Mortgage Company, Inc., is the Mortgagee of the Underlying Mortgage Loan, the PC Mortgage File shall be delivered to the Mortgage File Custodian. After substitution, the substituted Participation Certificates shall be deemed to be Purchased PCs.

     (b) Notwithstanding anything to the contrary in this Agreement, Seller may not substitute other Participation Certificates for any Purchased PCs if
     (i) Buyer does not consent to such substitution, which consent shall not be unreasonably withheld, (ii) after taking into account such substitution, a Collateral Deficit were to occur, and (iii) such substitution would impact or adversely affect Seller's status as a "real estate investment trust." Upon Buyer's reasonable request, Seller shall deliver to Buyer an opinion of Arent, Fox, Kintner, Plotkin & Kahn or other nationally recognized tax counsel that such substitution will not impact or adversely affect Seller's status as a "real estate investment trust."

     (c) Notwithstanding the foregoing, Seller may, upon three (3) Business Days written notice to Buyer, exchange one or more Purchased PCs that represent a beneficial interest in Underlying Mortgage Loans which are construction loans for one Participation Certificate that represents a beneficial interest in one permanent Underlying Mortgage Loan, provided that the permanent Underlying Mortgage Loan shall have an outstanding principal balance at least equal to the sum of the outstanding principal balances of the construction Underlying Mortgage Loans. Such exchange shall be made by (i) the transfer to the Custodian of an Original PC for the permanent Underlying Mortgage Loan, together with the Custodial Delivery, and (ii) the transfer to Seller or its designee of the Purchased PCs requested for exchange. Such exchange shall not constitute a substitution for purposes of Section 9(a).

     (d) Buyer shall, upon five (5) Business Days written notice from Seller, release a Converted PC from the related Transaction and this Agreement, PROVIDED, HOWEVER, that Buyer shall not be obligated to release a Converted PC from the related Transaction and this Agreement, (i) if after taking into account such release, a Collateral Deficit were to occur, and (ii) unless Seller is obligated to place the Converted PC into a transaction under the GNMA Repurchase Agreement. Upon such release, Custodian shall hold the Converted PC in escrow to facilitate the conversion.

10.  REPRESENTATIONS

     (a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal); (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal); (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or autho-rization has been or will, prior to the Purchase Date, be obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

     (b) The Seller represents and warrants to the Buyer that as of the Purchase Date for the purchase of any Purchased PCs by the Buyer from the Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)  ORGANIZATION.  The Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller's organization and is duly licensed, qualified, and in good standing in every state where Seller transacts business and in any state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller.

(ii) NO LITIGATION. There is no action, suit, proceeding, investigation, or arbitration pending or threatened against the Seller, which may result in any material adverse change in the business, operations, financial condition, properties, or assets of the Seller, or which may have an adverse effect on the validity of this Agreement or the Purchased PCs or any action taken or to be taken in connection with the obligations of the Seller contemplated herein.

(iii)   NO BROKER.  The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased PCs pursuant to this Agreement.

(iv)    GOOD TITLE TO COLLATERAL.  Purchased PCs shall be free and clear of any lien, encumbrance or impediment to transfer, and the Seller represents and warrants the foregoing to the Buyer and represents and warrants that it has good, valid and marketable title or right to sell and transfer such Purchased PCs to the Buyer.

(v)     UNENCUMBERED ASSETS.  Seller shall maintain cash, cash equivalents
                    (including lines of credit in an amount up to $15,000,000) and other assets (including the unencumbered common stock of CRI Liquidating REIT, Inc. owned and held by Seller but excluding any hedge contracts owned by Seller) deemed satisfactory in the sole judgment by Buyer (the loan value of which shall be determined in the sole judgment of Buyer) equal to at least $5,000,000.

(vi)    DELIVERY OF DOCUMENTS.  An Original PC and all other documents required to be delivered under this Agreement and the Custodial Agreement for each of the Purchased PCs have been delivered to the Custodian, and with respect to each Purchased PC under which CRICO Mortgage Company, Inc., is the Mortgagee of the Underlying Mortgage Loan, the PC Mortgage File has been delivered to the Mortgage File Custodian.

(vii)   SELECTION PROCESS.  The Purchased PCs were selected from among the outstanding participation certificates in the Seller's portfolio as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of the Buyer.

        (c) The Seller further represents and warrants to the Buyer with respect to each Participation Certificate sold hereunder, as of the related Purchase Date, and with respect to each Participation Certificate delivered hereunder as Additional Collateral, Substituted PCs or Exchanged PCs, as of the date of such delivery, that:

(i)       The information set forth in the Participation Certificate Schedule is true and correct;

(ii)      Seller owns the entire beneficial interest in the Underlying Mortgage
                    Loan;

(iii)     The Participation Certificate is not assigned or pledged except as provided in this Agreement, and Seller has good and marketable title thereto and has full right to sell and assign the Participation Certificate to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Participation Certificate;

(iv)      The terms of each Servicing Agreement have not been impaired, waived, altered, amended or modified in any respect;

(v) To the best of our knowledge, the Underlying Mortgage Loan is not in default in the payment of an installment of interest, principal or escrow deposit required by the Mortgage;

(vi)      To the best of our knowledge, the Underlying Mortgage Loan is not subject to any defect which would prevent recovery in full or in part against HUD;

(vii)     A valid and enforceable policy of title insurance has been issued in connection with the Underlying Mortgage Loan in an amount not less than the original principal amount of the Mortgage and, to the best of our knowledge, such policy is presently in full force and effect, with no material changes or modifications made therein subsequent to the final endorsement of the Note by the FHA, except as may be approved in writing by HUD;

(viii)    To the best of our knowledge, each building or other improvement located on the Mortgaged Property is insured under customary property insurance policies against insurance risks and hazards as required by HUD and such insurance is in amounts which are not less than the amount necessary to meet FHA requirements and comply with any co-insurance provision of the policies, with all premiums for such policies having been continuously paid as required by the policies or, in the event of a lapse in payment, such lapse and any lapse in insurance coverage relating thereto shall not prevent recovery in full or in part against HUD;

(ix)      To the best of our knowledge, none of the buildings or other improvements on the Mortgaged Property have been materially damaged as a result of any fire, explosion, accident, riot, was, or act of God or the public enemy;

(x)       To the best of our knowledge, the escrows for taxes, insurance, mortgage insurance premiums and replacement reserves required with respect to the Underlying Mortgage Loan have been and throughout the term of the related Transaction shall be maintained in accordance with FHA requirements;

(xi)      To the best of our knowledge, the terms of the Underlying Mortgage
                    Loan have not been impaired, waived, altered or modified in any respect and no portion of the Mortgaged Property has been released, except by written instructions approved by FHA; and

(xii)     Neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Participation Certificate, any interest in the Participation Certificate or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Participation Certificate, any interest in the Participation Certificate or any other similar security from or otherwise approached or negotiated with respect to the Participation, any interest in the Participation Certificate or any other similar security with, any person in any manner, or made any general advertising or in any other manner, or taken any other action, which would constitute a distribution of the Participation Certificate under the Securities Act of 1933 or which would render the disposition of the Participation Certificate a violation of Section 5 of the Securities Act of 1933 or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Participation Certificate.

It is understood and agreed that the foregoing representations and warranties shall survive transfer of the Purchased PCs to the Buyer. In addition to the foregoing representations and warranties, Seller assigns, conveys and transfers to Buyer all of the representations and warranties that it received with respect to Purchased PCs under the related Servicing Agreement.

     (d) On the Purchase Date for any Transaction, Buyer and Seller shall each be deemed to have made all the foregoing representations, as applicable, with respect to itself as of such Purchase Date.

11.  NEGATIVE COVENANTS OF THE SELLER

     On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, the Seller covenants that it will not:

     (a) take any action which would directly or indirectly impair or adversely affect the Buyer's title to or the value of the Purchased PCs; or

     (b) pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased PCs to any person not a party to this Agreement nor will the Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased PCs except as described in Section 6 of this Agreement.

12.  AFFIRMATIVE COVENANTS OF THE SELLER

     (a) Seller covenants that it will promptly notify Buyer of any material adverse change in its business operations and/or financial condition, PROVIDED, HOWEVER, that nothing in this Section 12 shall relieve Seller of its obligations pursuant to Section 10(b)(v) or pursuant to any other Section of this Agreement.

     (b) Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, including but not limited to resolutions evidencing the approval of this Agreement by Seller's board of directors or loan committee, and copies of the minutes of the meetings of Seller's board of directors or loan committee at which this Agreement and the Transactions contemplated by this Agreement were approved.

     (c) Seller shall, at Buyer's request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased PCs, including, among other things, using its best efforts to obtain the Servicer's signature (if the Servicer's signature is necessary) and file such UCC financing statements as Buyer may reasonably request.

     (d) Seller covenants that it will not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral without the prior express written consent of Buyer.

     (e) Seller shall notify Buyer as soon as possible, but in no event later than three (3) Business Days after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default with respect to Seller or any event that with the giving of notice or lapse of time, or both, would become an Event of Default with respect to Seller.

     (f) Seller shall provide Buyer with a certified copy of each Servicing Agreement and Seller covenants that it will not amend, modify or waive, nor consent to any amendment, modification or waiver to, any Servicing Agreement without the prior written consent of Buyer.

     (g) Seller shall use its best efforts to assist Buyer in causing the registration of each Purchased PC purchased by Buyer and pledged by Seller under this Agreement in the name of GACC, including but not limited to (i) delivering a Registration Letter, substantially in the form of Exhibit IV attached hereto, to each Servicer or Master Servicer for each Purchased PC on or prior to the related Purchase Date and (ii) providing further information and assistance to such Servicer and/or Master Servicer or GACC, as necessary, to register the Purchased PCs in the name of GACC. Such Registration Letter shall instruct each Servicer or Master Servicer unless and until the Servicer or Master Servicer is notified by GACC that an event of Default has occurred or is continuing, (i) that the Seller shall retain all servicing related authority and (ii) to remit payments of principal and
     interest to Seller at the account so directed by Seller.   Actual costs
     associated with the registration of the Purchased PCs shall be borne by Buyer, provided that Seller shall be responsible for any legal costs incurred by it in connection therewith. If the Purchased PCs are not registered in the name of GACC within 45 days after the applicable Purchase Date, then Purchaser shall repurchase the applicable Purchased PCs within one Business Day following such 45 day period at the Repurchase Price and a Repurchase Date shall be deemed to have occurred with respect to the related Transaction.

13.       EVENTS OF DEFAULT

          (a) If any of the following events (each, an "EVENT OF DEFAULT") occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable.

(i)       Seller or Buyer fails to satisfy or perform any material obligation or covenant under this Agreement, other than the covenant set forth in Section 12(b);

(ii)      Seller fails to satisfy or perform the covenant set forth in Section
               12(b)within thirty (30) days after Buyer gives Seller written notice of such failure;

(iii) any representation made by Seller or Buyer, other than the representa tions set forth in Sections 10(b)(v) and 10(c), shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(iv)      Seller fails to cure any breach of the representations set forth in
               Sections 10(b)(v) and 10(c) within five (5) days after Buyer gives Seller written notice of such breach.

(v)       an Act of Insolvency occurs with respect to Buyer or Seller;

(vi)      Buyer or Seller shall admit its inability to, or its intention not to, perform any of its obligations hereunder;

(vii)     any governmental, regulatory, or self-regulatory authority takes any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of the Seller or any of its Affiliates, including suspension as an issuer or lender of mortgage loans, which suspension has a material adverse effect on the ordinary business operations of Seller or Seller's Affiliate, and which continues for more than 24 hours;

(viii)    Seller dissolves, merges or consolidates with another entity unless it is the surviving party, or sells, transfers, or otherwise disposes of a material portion of its business or assets, PROVIDED, HOWEVER, that a merger shall not constitute an Event of Default if Seller obtains the prior written consent of the Buyer; Buyer dissolves, merges or consolidates with another entity unless it is the surviving party, or sells, transfers, or otherwise disposes of a material portion of its business or assets, PROVIDED, HOWEVER, that such action shall not constitute an Event of Default if any surviving entity legally bound hereunder has the ability to perform the obligations set forth in this Agreement;

(ix)      Buyer, in its good faith judgment, has reasonable cause to believe that (A) there has been a material adverse change in the business, operations, corporate structure or financial condition or prospects of the Seller; (B) Seller will not meet any of its obligations under any Transaction pursuant to this Agreement, or any other agreement between the parties; or (C) a material adverse change in the financial or legal condition of Seller may occur due to the pendency or threatened pendency of a material legal action against Seller or any of its Affiliates, and Seller fails to provide Buyer with adequate assurances (including without limitation performance guarantees), within 24 hours of a written request therefor, of its ability to perform its obligations hereunder or under any other agreement between the parties;

(x)       Except with respect to Seller's obligation under Section 5(b), Seller or any of its Affiliates shall fail to pay when due (including any grace period provided under the applicable documents) any amount in respect of indebtedness for money borrowed or for the deferred purchase price of property created, issued, guaranteed, incurred or assumed by any of them, or any other event shall occur or any condition shall exist in respect of any such indebtedness the effect of which is to cause (or permit any holder thereof or a trustee to cause) such indebtedness to become due prior to its stated maturity;

(xi)      Seller shall fail to pay within five (5) Business Days of each Payment
               Date any and all amounts payable pursuant to Section 5(b);

(xii)     Seller or any of its Affiliates shall default or fail to perform under any agreement or transaction between Buyer or any of its Affiliates, or Seller or any of its Affiliates, or Seller or any of its Affiliates shall breach any covenant or condition in any agreement or transaction between Buyer or any of its Affiliates and Seller or any of its Affiliates, PROVIDED, HOWEVER, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or any of its Affiliates cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xiii)    Seller fails to provide quarterly unaudited and annual audited financial statements within 50 and 95 days, respectively, after the date on which such period ends, or fails to deliver in a timely manner such financial or other information as Buyer may from time to time reasonably request;

(xiv)     Subject to Section 13(a)(xv), Seller's ratio of consolidated total liabilities (excluding payables in the normal course of business) to consolidated shareholders' equity (both computed in accordance with GAAP) exceeds three to one (3 to 1);

(xv) Seller pledges, directly or indirectly, hypothecates or encumbers any of its assets or engages in repurchase transactions or similar transactions with any of its assets (excluding (i) assets already pledged under existing facilities, (ii) any assets required to be pledged for purposes of collateral maintenance under such facilities and (iii) subordinated debt securities subject to master repurchase agreements with financial institutions, provided that the aggregate indebtedness pursuant to such repurchase agreements shall not exceed $50,000,000 and provided that the pledge of any other assets of Seller pursuant to such repurchase agreements shall not cause an Event of Default hereunder) before notification to and written approval by Buyer, which approval shall not be unreasonably withheld;

(xvi)     Seller fails to maintain consolidated shareholders equity (computed in accordance with GAAP) of at least $125,000,000 (one hundred and twenty five million dollars);

(xvii)    Seller incurs three (3) consecutive quarters of consolidated net losses on either a GAAP or tax basis;

(xviii)   Seller fails to maintain interest rate hedges, reasonably acceptable to Buyer, on at least 75% of its floating rate liabilities;

(xix)     Seller fails to promptly certify at Buyer's request that no Event of
               Default has occurred or is continuing at the time of the certification, PROVIDED, HOWEVER, that such certification shall be made in any event by Seller no later than fifty days following the end of each calendar quarter for the first three calendar quarters of the year and no later than ninety-five days following the end of the last calendar quarter of the year;

(xx)      A final judgment by any competent court in the United States of
               America forthe payment of money in an amount of at least $100,000 is rendered against the Seller, and the same remains undischarged or unpaid for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

(xxi)     This Agreement shall for any reason cease to create a valid first priority security interest in any of the Purchased PCs purported to be covered hereby;

(xxii)    Seller fails to maintain the aggregate Purchase Price of all Purchased
               PCs for all Transactions not then terminated in an amount less than or equal to the Maximum FHA Repurchase Agreement Amount; or

(xxiii)   Seller fails to maintain the aggregate Purchase Price of all Purchased
               PCs and "Purchase Price" (as defined in the GNMA Repurchase Agreement) of all Purchased Securities (as defined in the GNMA Repurchase Agreement) for all Transactions not then terminated in an amount equal to or greater than the Minimum Balance.

          (b) In making a determination as to whether an Event of Default has occurred, the Buyer shall be entitled to rely on reports published or broadcast by media sources believed by the Buyer to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that the Buyer reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.

14.       REMEDIES

          (a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer:

(i)       At the option of the Buyer, exercised by written notice to the Seller
               (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur. Notwithstanding that the Repurchase Date shall be deemed immediately to have occurred upon the exercise or deemed exercise of such option by the Buyer, for purposes of determining the Repurchase Price, the Repurchase Date shall be the date specified in the Confirmation for such Transaction.

(ii)      If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)       the Seller's obligations hereunder to repurchase all Purchased PCs in such Transactions shall thereupon become immediately due and payable,

(B)       to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the greater of the Prime Rate or the Pricing Rate for each such Transaction multiplied by
               (y) the Repurchase Price for such Transaction (decreased as of any day by (I) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (II) any proceeds from the sale of Purchased PCs applied to the Repurchase Price pursuant to subsection (a)(ix) of this Section, and (III) any amounts applied to the Repurchase Price pursuant to subsection
               (a)(iii) of this Section), and

(C)       all Income and payments actually received by the Buyer pursuant to
               Sections 5(a) and (b), excluding any Late Payment Fees paid pursuant to Section 5(b), shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii)     After one Business Day's notice to the Seller with respect to an Event of Default relating to a failure by Seller to make a required payment pursuant to this Agreement, or after three Business Day's notice to Seller in connection with any other Event of Default (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subsection
               (a)(i) of this Section), the Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as the Buyer may reasonably deem satisfactory any or all Purchased PCs subject to a Transaction hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased PCs, to give the Seller credit for such Purchased PCs in an amount equal to the Market Value of the Purchased PCs against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased PCs shall be applied first to the costs and expenses incurred by the Buyer in connection with the Seller's default; second to consequential damages, including but not limited to costs of cover and/or related hedging transactions, PROVIDED, HOWEVER, that Buyer shall act in good faith and in a timely manner to mitigate damages to the extent practicable; third to the Repurchase Price; and fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates.

(iv)      The parties recognize that it may not be possible to purchase or sell all of the Purchased PCs on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased PCs may not be liquid. In view of the nature of the Purchased PCs, the parties agree that liquidation of a Transaction or the underlying Purchased PCs does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased PC and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased PC on the occurrence of an Event of Default or to liquidate all Purchased PCs in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. However, in recognition of the parties' agreement that the Transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, the parties further agree that Buyer shall use its best efforts to liquidate all Transactions hereunder upon the occurrence of an Event of Default as quickly as is prudently possible in the reasonable judgment of Buyer.

(v)       Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 24, if Seller fails or refuses to perform its obligations as set forth therein.

(vi)      Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default, and
               (B) consequential damages including, without limitation, all costs incurred in connection with hedging or covering transactions, PROVIDED, HOWEVER, that Buyer shall act in good faith and in a timely manner to mitigate damages to the extent practicable.

(vii)     Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.

(viii)    Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iii) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(ix) In addition to its rights hereunder, Buyer shall have the right to proceed against any assets of Seller which may be in the possession of Buyer or its designee (including the Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased PCs, any Collateral or its proceeds, and all other sums or obligations owed by Seller to Buyer against all of Seller's obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency. Any cash, proceeds, or property in excess of any amounts due, or which Buyer reasonably believes may become due, to it from Seller shall be returned to Seller after satisfaction of all obligations of Seller to Buyer.

(x)       Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies, except that Seller does not waive any defense it might have that the Collateral was not sold in a commercially reasonable manner. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

          (b) If an Event of Default occurs with respect to Buyer, the following rights and remedies are available to the Seller:

(i) Upon tender by the Seller of payment of the aggregate Repurchase Price for all such Transactions, the Buyer's right, title and interest in all Purchased PCs subject to such Transactions shall be deemed transferred to the Seller, and the Buyer shall deliver all such Purchased PCs to the Seller or its designee at Buyer's expense.

(ii)      If the Seller exercises the option referred to in subsection (b)(i) of this Section and the Buyer fails to deliver the Purchased PCs to the Seller or its designee, after one Business Day's notice to the Buyer, the Seller may (A) purchase mortgage loans, Participation Certificates or securities ("REPLACEMENT ASSETS") that are as similar as is reasonably practicable in characteristics, outstanding principal amounts (as a pool) and interest rate to any Purchased PCs that are not delivered by the Buyer to the Seller or its designee as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Assets, to be deemed to have purchased Replacement Assets at a price therefor on such date, equal to the Market Value of the Purchased PCs.

(iii)     The Buyer shall be liable to the Seller (A) with respect to Purchased
               PCs (other than Additional Collateral), for any excess of the price paid (or deemed paid) by the Seller for Replacement Assets therefor over the Repurchase Price for such Purchased PCs and (B) with respect to Additional Collateral, for the price paid (or deemed paid) by the Seller for the Replacement Assets therefor. In addition, the Buyer shall be liable to the Seller for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Assets from the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall be at the greater of the Pricing Rate or the Prime Rate.

15.  RECORDING OF COMMUNICATIONS

     Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions, provided, however, such right to record communications shall be limited to communications of employees taking place on the trading floor of Buyer and/or Seller. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties' agreement.

16.  SINGLE AGREEMENT

     Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted.

17.  NOTICES AND OTHER COMMUNICATIONS

     (a) Unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in the Confirmation, except as provided in Section 4(c). All demands, notices and communications hereunder shall be deemed to have been duly given if mailed, by overnight courier, registered or certified mail, return receipt requested, or, if by other means, when received by the other party. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

     (b) Buyer shall be authorized to accept orders and take any other action affecting any accounts of the Seller in response to instructions given in writing or orally by telephone or otherwise by any person set forth in
     Exhibit V hereto, and the Seller shall indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from the Seller. From time to time, Seller may, by delivering to Buyer a revised exhibit, change the information previously given pursuant to this Section, but the Buyer shall be entitled to rely conclusively on the current exhibit until receipt of the superseding exhibit.

18.  ENTIRE AGREEMENT; SEVERABILITY

     This Agreement together with the Commitment Letter and the applicable Confirmation constitutes the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased PCs. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.  NON-ASSIGNABILITY

     The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, PROVIDED, HOWEVER, that Buyer may assign its rights and obligations under this Agreement and/or under any Transaction to an Affiliate that is subject to Deutsche Bank AG's "declaration of backing", without the prior written consent of the other party. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

20.  GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21.  CONSENT TO JURISDICTION AND ARBITRATION

     The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York, the parties irrevocably waiving any objection thereto. Notwithstanding the foregoing two sentences, at either party's sole option exercisable at any time not later than thirty (30) days after an action or proceeding has been commenced, the parties agree that the matter may be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect in the State of New York and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof within the City, County and State of New York, PROVIDED, HOWEVER, that the arbitrator shall not amend, supplement, or reform in any regard this Agreement or the terms of any Confirmation, the rights or obligations of any party hereunder or thereunder, or the enforceability of any of the terms hereof or thereof. Any arbitration shall be conducted before a single arbitrator who shall be reasonably familiar with repurchase transactions and the secondary mortgage market in the City, County, and State of New York.

22.  NO WAIVERS, ETC.

     No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

23.  INTENT

     The parties understand and intend that this Agreement and each Transaction hereunder constitute a "securities contract" as that term is defined in
     Section 741(7) of Title 11 of the United States Code, as amended.

24.  SERVICING

     (a) Seller covenants to maintain or cause the servicing of the Underlying Mortgage Loans to be maintained in conformity with accepted servicing practices in the industry and in a manner at least equal in quality to the servicing Seller requires for mortgage loans which it owns. All servicing fees and compensation with respect to the servicing of the Underlying Mortgage Loans shall be customary, reasonable and consistent with industry practice. All servicing fees and compensation with respect to the servicing of the Underlying Mortgage Loans shall be paid in accordance with the terms of the Servicing Agreements.

     (b) Seller hereby irrevocably assigns to the Buyer and Buyer's successors and assigns all right, title, interest and the benefits of the Servicing Agreements with respect to the Purchased PCs. Accordingly, Seller shall provide Buyer with the notices to the applicable Servicers and Master Servicers required in accordance with the terms of the Servicing Agreements consistent with Exhibit IV hereto sufficient to transfer Seller's ownership interest in the Purchased PCs to the Buyer.

25.  DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

     The parties acknowledge that they have been advised that in the case of Transactions in which one of the parties is an "insured depository institution" as that term is defined in Section 1831(a) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.  NETTING

     If Buyer and Seller are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("SECTION 4402") and any rules or regulations promulgated thereunder:

     (a) All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

     (b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "DEFAULTING PARTY") shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the "NONDEFAULTING PARTY") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

27.  MISCELLANEOUS

     (a) Time is of the essence under this agreement and all Transactions and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in this Agreement.

     (b) If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

     (c) If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by the Buyer and this Agreement, the Confirmation shall prevail.

     (d) This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     (e) The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.




                                                  BUYER

                                                  GERMAN AMERICAN CAPITAL
                                                  CORPORATION


                                                  By:   /S/ CHARLENE S. CHAI
                                                        -----------------------
                                                  Name:     Charlene S. Chai
                                                  Title:    Vice President



                                                  By:  /s/ John h. Cutting, III
                                                        -----------------------
                                                  Name:    John H. Cutting, III
                                                  Title:   Director



                                                  SELLER

                                                  CRIIMI MAE INC.


                                                  By:   /s/ Jay R. Cohen
                                                        -----------------------
                                                  Name:     Jay R. Cohen
                                                  Title:    Executive Vice
                                                            President

                                    EXHIBITS


EXHIBIT I                               Confirmation


EXHIBIT II                              Form of Custodial Delivery


EXHIBIT III                             Approved Secondary Market Participants


EXHIBIT IV                              Letter of Instruction to
                                        Master Servicer and Servicers


EXHIBIT V                               Authorized Representatives of
                                        Seller




                                      ANNEX


ANNEX A                                 Additional Definitions

                                             EXHIBIT I


                         [Form of Confirmation Letter]


                                     (date)

CRIIMI MAE Inc.
Attention:                                   Jay Cohen, Executive Vice President
                                             11200 Rockville Pike
                                             Rockville, MD  20852


     Confirmation No.:
                      ----------------------


Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Participation Certificates listed in Appendix I hereto, pursuant to the Committed Master Repurchase Agreement Governing the Purchases and Sales of Participation Certificates between us, dated as of January 23, 1995, (the "Agreement"), as follows:

          Purchase Date:

          Participation Certificates
          to be Purchased:                   See Appendix I hereto.
                                             [Appendix I to Confirmation Letter
                                              will list the Participation
          Certificates]

          Aggregate Principal Amount of Participation Certificates:

          Purchase Price:

          Pricing Rate:

          Repurchase Date:

          Repurchase Price:

          Collateral Amount Percentage:

          Names and addresses for communications:

                                   Buyer:  Administrator, Joyce Landry
                                   German American Capital Corporation

                                   31 West 52nd Street
                                   New York, New York 10019



                              with legal matters to:

                                   Robert O. Link, Jr., Esquire
                                   Cadwalader, Wickersham & Taft
                                   100 Maiden Lane
                                   New York, New York  10038


                                   Seller:  Jay Cohen
                                   Executive Vice President
                                   CRIIMI MAE Inc.
                                   11200 Rockville Pike
                                   Rockville, MD  20852


     An Original PC for each Participation Certificate listed on Appendix I hereto must be delivered to the Custodian on or before the Purchase Date. In addition, with respect to each Participation Certificate listed on Appendix I hereto under which CRICO Mortgage Company, Inc., is the Mortgagee of the Underlying Mortgage Loan, the related PC Mortgage File must be delivered to the Mortgage File Custodian on or before the Purchase Date. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.



                                                  GERMAN AMERICAN
                                                    CAPITAL CORPORATION

                                                  By:
                                                  Name:
                                                  Title:


Agreed and Acknowledged:


CRIIMI MAE INC.

By:
Name:
Title:

                                                                      EXHIBIT II


                           Form of Custodial Delivery

     On this __________ day of ______________, 19___, CRIIMI MAE Inc. (the
"Seller"), as the Seller under that certain Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates, dated as
of December   , 1994 (the "Repurchase Agreement") between the Seller and German
American Capital Corporation (the "Buyer"), does hereby deliver to The Bank of New York (the "Custodian"), as custodian under that certain Custodial Agreement, dated as of January 23, 1995, between Buyer and Custodian, an Original PC with respect to each Participation Certificate listed on the Participation Certificate Schedule attached hereto. With respect to each Participation Certificate listed on the Participation Certificate Schedule attached hereto under which CRICO Mortgage Company, Inc., is the Mortgagee for the Underlying Mortgage Loan, Seller has caused the PC Mortgage File to be delivered to the Mortgage File Custodian. [The Participation Certificates listed on the Participation Certificate Schedule attached hereto will be purchased by the Buyer pursuant to the Repurchase Agreement][The Participation Certificates listed on the Participation Certificate Schedule attached hereto constitute Additional Collateral delivered pursuant to Section 4(a) of the Repurchase Agreement][The Participation Certificates listed on the Participation Certificate Schedule attached hereto constitute Substituted PCs delivered pursuant to Section 9(a) of the Repurchase Agreement and are intended to be substituted for the Purchased PCs listed on Exhibit B attached hereto.][The Participation Certificates listed on the Participation Certificate Schedule attached hereto constitute Exchanged PCs delivered pursuant to Section 9(c) of the Repurchase Agreement and are intended to be substituted for the Purchased PCs listed on Exhibit B attached hereto.] The Original PCs delivered herewith shall be subject to the terms of the Custodial Agreement on the date hereof.

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

     IN WITNESS WHEREOF, the Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.



                                             CRIIMI MAE INC.


                                             By:
                                             Title:
                                             Name:

                                                                     EXHIBIT III
                     APPROVED SECONDARY MARKET PARTICIPANTS



     Bear, Stearns & Co.

     CS First Boston Corporation

     Goldman, Sachs & Co.

     Lehman Brothers

     Salomon Brothers Inc.

     Smith Barney Shearson

     Werthiem, Schroeder

                                                                      EXHIBIT IV

                 Letter of Instructions to Master Servicer and Servicers


[Servicer]

                                     (date)

Re:  Participation and Servicing Agreement, by and between  and, dated (the
               "Participation and Servicing Agreement)


Dear Sir/Madam:

     CRIIMI MAE, Inc. ("Seller") has sold to German American Capital Corporation ("Buyer") its right, title, and interest in and to the mortgage loan(s) identified on Appendix A attached to this letter and made a part hereof (the "Mortgage Loans"). Accordingly, Buyer may request registration of the participation certificates related to such Mortgage Loans (the "Participation Certificates") in the name of Buyer. Upon receipt of such a request from Buyer for registration of Participation Certificates in the name of Buyer, please immediately follow Buyer's instructions to register such Participation Certificates. Unless otherwise further notified in writing by Buyer that an event of default has occurred under its repurchase agreement with Seller, Seller retains (i) all servicing-related authority under the Participation and Servicing Agreement (and should be contacted directly regarding servicing matters) and (ii) its right to directly receive payments of principal and interest at the account so directed by Seller.


                                   Sincerely,



                                   CRIIMI MAE, Inc.





                                   By:

                                   Name: Ms. Cynthia O. Azzara
                                   Title: Vice President/Chief Financial Officer

cc:  German American Capital Corporation

                                                                       EXHIBIT V

                      Authorized Representatives of Seller

     Name                          Specimen Signature

     William B. Dockser
                                   ----------------------------------

     H. William Willoughby
                                   ----------------------------------
     Jay R. Cohen
                                   ----------------------------------
     Nancy E. Currier
                                   ----------------------------------
     Peter M. Smith
                                   ----------------------------------
     Jamie I. Sapp
                                   ----------------------------------
     Cynthia O. Azzara
                                   ----------------------------------
     Deborah A. Linn
                                   ----------------------------------
     Frederick Burchill
                                   ----------------------------------

                                                                         ANNEX A

                             Additional Definitions

     "PC Mortgage File" means with respect to each Underlying Mortgage Loan the following original documents:

(a) the original Mortgage Note or Deed of Trust Note, as the case may be, bearing an FHA signed endorsement and all intervening endorsement, endorsed "Pay to the order of ______, without recourse" and signed in the name of the last endorsee by an authorized officer;

(b) the original Mortgage or Deed of Trust, as the case may be, with evidence of recording thereon or copies certified by the related recording office or if neither of the foregoing is available by closing, a copy of the Mortgage with evidence of recording certified by the title or abstract company;

(c) a copy of the UCC-1 Financing Statement, certified as true and UCC-3 Assignment with purchasers name shown thereon, which financing statement shall be in form and substance acceptable for filing;

(d) the original mortgage title insurance policy or attorney's opinion of title and abstract of title; and

(e) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.